Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER 2021 RESULTS

•Quarterly revenues of $88.6 million, up 58% from prior year; year to date revenues up 17% from prior year

•Compensation ratio of 50% for the quarter; year to date ratio 65%

•Operating profit margin of 34% for the quarter; year to date margin 14%

•Continued accelerated debt reduction with $10 million discretionary repayment after quarter end; total debt reduction payments during 2021 are $45 million

•Repurchased 637,227 shares of common stock and common stock equivalents during the quarter at an average price of $14.95 per share; repurchased in October an additional 194,006 shares of common stock at an average price of $15.80 per share

•Recruited two additional Managing Directors since last earnings announcement, expanding our teams in Australia and Germany

NEW YORK, NEW YORK, November 3, 2021 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $88.6 million, net income of $20.1 million and diluted earnings per share of $0.85 for the quarter ended September 30, 2021.

The Firm’s third quarter 2021 revenues compare to revenues of $56.0 million in the comparable period in 2020, an increase of $32.6 million. The Firm’s third quarter 2021 net income and earnings per share compare to a net loss of $9.4 million and a loss per share of $0.49 for the third quarter 2020.

For the nine months ended September 30, 2021, revenues of $200.8 million compare to $170.9 million for the same nine month period in 2020, an increase of $29.9 million. For the first nine months of 2021, net income of $13.4 million and diluted earnings per share of $0.55 compare to a net loss of $31.9 million and a loss per share of $1.69 for the same period in 2020.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Consistent with our commentary last quarter, we continue to see an increased level of new client assignments, our number of transaction announcements continues to run at an all-time high, and our uptick in revenue for the quarter keeps us on track for solid full year results. Our operating costs remain at an attractive level, and our cash flow has allowed us to spend more than $80 million in voluntary debt repayments and share repurchases in the year to date. We are making good progress in our new initiatives related to serving financial sponsors and winning more financing advisory assignments. Those initiatives diversify our revenue sources and should, over time, result in both higher total revenue and lower volatility in quarterly revenue. And we remain focused on recruiting incremental senior talent, having made important additions in Australia and Germany since our last earnings report,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $88.6 million in the third quarter of 2021 compared to $56.0 million in the third quarter of 2020, an increase of $32.6 million, or 58%. The increase principally resulted from a significant increase in the number of merger and acquisition transaction completion fees across most of the jurisdictions in which we operate.

For the nine months ended September 30, 2021, revenues were $200.8 million compared to $170.9 million in 2020, an increase of $29.9 million, or 17%. The increase principally resulted from increases in merger and acquisition transaction completion fees and financing advisory fees, particularly in North America and Australia, offset by a reduction in restructuring retainer fees.

During the third quarter, we announced the recruitment of Christian Zorn (formerly of BDT & Company International and Morgan Stanley), who joined the Firm as a Managing Director and Head of the DACH region based in Frankfurt.

In addition, since quarter end we announced that Scott Hoy (most recently Head of Group M&A at ANZ Banking Group Limited) will join the Firm as a Managing Director and Head of Financial Services for Asia-Pacific based in Australia.

Including all Managing Directors whose recruitment we have announced to date, we have 72 client-facing Managing Directors as of this date.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2021 were $58.3 million, which compared to $63.1 million of total operating expenses for the third quarter of 2020. The decrease in total operating expenses of $4.8 million, or 8%, resulted from both lower compensation and benefits expenses and non-compensation operating expenses, each as described in more detail below.

For the nine months ended September 30, 2021, our total operating expenses were $172.4 million, which compared to $195.8 million of total operating expenses for the same period in 2020. The decrease in total operating expenses of $23.4 million, or 12%, resulted from both lower compensation and benefits expenses and non-compensation operating expenses, each as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions, unaudited)
Employee compensation and benefits expenses	$44.4	$46.8	$131.5	$147.6
% of revenues	50%	83%	65%	86%
Non-compensation operating expenses	13.9	16.4	40.9	48.2
% of revenues	16%	29%	20%	28%
Total operating expenses	58.3	63.1	172.4	195.8
% of revenues	66%	113%	86%	115%
Total operating income (loss)	30.4	(7.1)	28.4	(24.9)
Operating profit margin	34%	NM	14%	NM

Compensation and Benefits Expenses

Our employee compensation and benefits expenses of $44.4 million in the third quarter of 2021 decreased slightly as compared to $46.8 million for the third quarter of 2020. The ratio of compensation to revenues was 50% for the third quarter of 2021 as compared to 83% for the same period in the prior year. The ratio of compensation to revenues in the third quarter of 2021 was adjusted lower than our annual target ratio in order to reduce the year to date ratio toward our target year end ratio.

For the nine months ended September 30, 2021, our employee compensation and benefits expenses were $131.5 million compared to $147.6 million for the same period in 2020. The decrease in expense of $16.1 million, or 11%, was principally attributable to lower charges for incentive compensation and a decrease in the charge for amortization of restricted stock units. The ratio of compensation to revenues for the nine month period in 2021 was 65% as compared to 86% for the same period in 2020.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

For the three months ended September 30, 2021, our non-compensation operating expenses of $13.9 million decreased $2.5 million, or 15%, as compared to $16.4 million in the same period in 2020. The decrease principally resulted from the elimination of a double rent charge incurred in 2020 during the build out of our new headquarters space, partially offset by a modest increase in travel costs as business travel began to return.

Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2021 were 16% compared to 29% for the same period in 2020. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading moderately lower non-compensation costs over much higher revenues in the third quarter of 2021 as compared to the same period in 2020.

For the nine months ended September 30, 2021, our non-compensation operating expenses of $40.9 million decreased $7.3 million, or 15%, as compared to $48.2 million in the comparable period in 2020. The decrease principally resulted from the elimination of the double rent charge as discussed above, lower year to date travel costs due to the impact of the global pandemic and lower professional fees, partially offset by the recognition of a foreign exchange loss in the first nine months of 2021 as compared to a foreign exchange gain in the same period last year.

Non-compensation expenses as a percentage of revenues for the nine months ended September 30, 2021 were 20% compared to 28% for the same period in 2020. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading lower non-compensation costs over higher revenues for the nine months ended September 30, 2021 as compared to the same period in 2020.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense
For the three months ended September 30, 2021, we incurred interest expense of $3.0 million as compared to $3.5 million for the same period in 2020. The decrease of $0.5 million principally related to lower borrowings outstanding as a result of accelerated debt repayments.

For the nine months ended September 30, 2021, we incurred interest expense of $9.3 million as compared to $12.0 million for the same period in 2020. The decrease of $2.7 million related to both lower market borrowing rates and lower borrowings outstanding.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. There can be no certainty that our borrowing rate will not increase in future periods as a result of the transition from LIBOR to SOFR or another alternative rate.

Provision for Income Taxes

For the three months ended September 30, 2021, we recognized income tax expense of $7.2 million, reflecting an effective tax rate of 26%, as compared to a benefit of $1.2 million for the same period in 2020, which reflected an effective tax rate of 12%. The effective tax rate for the third quarter of 2021 was negatively impacted by an increase in Australian earnings, which are taxed at a higher rate than the U.S.

For the nine months ended September 30, 2021, the provision for income taxes was $5.7 million, which reflected an effective tax rate of 30%. This compared to an income tax benefit for the same period in 2020 of $5.0 million. During the first nine months of 2021 and 2020 we recognized charges of $0.7 million and $3.0 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the effective tax rate for the nine month period ended September 30, 2021 as compared to the same period in 2020 would have been 26% and 22%, respectively. The higher effective rate for the nine months ended September 30, 2021 principally resulted from lower U.K. earnings in 2021 as compared to 2020. The U.K. has a lower tax rate than the U.S.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2021, we had cash and cash equivalents of $100.4 million and term loan debt with a principal balance of $291.9 million.

During October 2021, we made a voluntary principal repayment of $10.0 million on our term loan. Year to date we have made principal term loan repayments of $45.0 million. The remaining principal balance outstanding amount of $281.9 million is due at maturity on April 12, 2024 and may be repaid further in advance of maturity without penalty.

During the third quarter of 2021, we repurchased in the open market 602,837 shares of our common stock at an average price of $14.94 per share, for a total cost of $9.0 million. Also during the third quarter of 2021, we repurchased 34,390 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $15.19 per share, for a total cost of $0.5 million.

Additionally, during October 2021, we repurchased in the open market 194,006 shares of our common stock at an average price of $15.80 per share, for a total cost of $3.1 million. In aggregate for the year, as of October 31, 2021, we have repurchased 2,371,354 shares of our common shares and common stock equivalents at an average price of $15.37, for a total cost of $36.4 million.

For the period through January 31, 2022, our Board of Directors has authorized $50.0 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of October 31, 2021, we have $13.6 million remaining under that authorization. Going forward, we intend to balance further debt repayment with prudent share repurchases subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, use of cash for debt repayments, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on December 15, 2021 to common stockholders of record on December 1, 2021.

Investor Presentation
An updated investor presentation highlighting the Firm’s results for the third quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).
Earnings Call
Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, November 3, 2021, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s third quarter 2021 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 4817441. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.
For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10161131.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our

Report on Form 10-K for the fiscal year 2020 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$88,646	$56,045	$200,807	$170,930

Operating Expenses
Employee compensation and benefits	44,390	46,754	131,473	147,590
Occupancy and equipment rental	4,628	7,539	13,625	20,296
Depreciation and amortization	722	551	2,302	1,719
Information services	2,476	2,650	7,161	7,706
Professional fees	2,431	3,149	6,331	7,370
Travel related expenses	815	19	1,523	2,525
Other operating expenses	2,822	2,464	9,994	8,586
Total operating expenses	58,284	63,126	172,409	195,792
Total operating income (loss)	30,362	(7,081)	28,398	(24,862)
Interest expense	2,985	3,519	9,271	12,030
Income (loss) before taxes	27,377	(10,600)	19,127	(36,892)
Provision (benefit) for taxes	7,233	(1,225)	5,724	(4,976)
Net income (loss)	$20,144	$(9,375)	$13,403	$(31,916)

Average shares outstanding:
Basic	19,046,407	18,962,834	19,387,582	18,918,291
Diluted	23,751,697	18,962,834	24,192,080	18,918,291
Earnings (loss) per share:
Basic	$1.06	$(0.49)	$0.69	$(1.69)
Diluted	$0.85	$(0.49)	$0.55	$(1.69)